EXHIBIT 99
NCE Company Logo Here
                                                                    News Release
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New Century Energies, Inc.                             Contact: Media Relations
1225 17th Street, Suite 2000                                       (303)
294-8900
Denver, Colo.  80202

For Immediate Release
                                          Reference: NCE Earnings Results
October 19, 1998

      DENVER - New Century Energies, Inc. on Monday reported net income of $90.8 million, or 82 cents per share, on revenues of $915.9 million for the third quarter ended September 30, 1998.
      For the same period in 1997 - excluding the extraordinary United Kingdom windfall tax of $1.06 per share associated with the company's 50 percent interest in Yorkshire Electricity - NCE reported net income of $63.3 million, or 61 cents per share, on revenues of $793.5 million. Including the extraordinary item, NCE reported a third quarter net loss of $47.2 million or 45 cents per share.
      The increase in third quarter earnings as compared to the same period in 1997 - before the extraordinary item - is attributable to continuing customer growth and higher electric sales due to warmer than normal weather in the third quarter of 1998. In addition, the 1997 earnings were reduced by significant costs associated with the merger between Public Service Co. of Colorado and Southwestern Public Service Co., which resulted in the creation of NCE.
      For the nine months ended September 30, 1998, New Century Energies reported net income of $233.5 million, or $2.10 per share, on revenues of $2.7 billion. For the same period in 1997 net income-before the extraordinary item - was $175.5 million or $1.68 per share, on revenues of $2.5 billion. Net income including the extraordinary item was $65.0 million, or 62 cents per share.

                                - more -

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      Net income for the 12 months ended September 30, 1998, was $319.5 million, or $2.90 per share, on revenues of $3.6 billion. This compared to net income - before the extraordinary item - of $235.7 million, or $2.26 per share on revenues of $3.3 billion for the same 12-month period a year ago. Net income including the extraordinary item was $125.1 million, or $1.20 per share.

                      income statement on next page


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                                            NEW CENTURY ENERGIES, INC.
                                       SUMMARY INCOME STATEMENT INFORMATION
                                                   (Unaudited)
                         (Thousands of Dollars, Except Earnings Per Share Data)

                                         Three Months                Nine Months                      Twelve Months
                                        September 30,               September 30,                     September 30,
                                                      % Change                           % Change                        % Change
                                                      Increase or                        Increase or                    Increase or
                                      1998     1997   (Decrease)    1998      1997       (Decrease)    1998      1997    (Decrease)
------------------------------------------------------------------------------------------------------------------------------------

Operating Revenues:
  Electric                        $ 784,465  $ 670,787   16.9   $ 2,044,218  $ 1,853,809   10.3    $2,663,768  $2,454,688     8.5
  Gas                               115,526    109,396    5.6       613,363      571,494    7.3       858,465     771,004    11.3
  Other                              15,907     13,289   19.7        57,442       33,332   72.3        76,680      43,770    75.2
------------------------------------------------------          ------------------------          -----------------------
                                    915,898    793,472   15.4     2,715,023    2,458,635   10.4     3,598,913   3,269,462    10.1
------------------------------------------------------          ------------------------          -----------------------
Operating Expenses:
  Electric energy costs             423,724    337,875   25.4     1,038,980      902,423   15.1     1,339,849   1,193,072    12.3
  Gas purchased for resale           70,054     63,403   10.5       419,364      385,898    8.7       576,757     510,299    13.0
  Other operating expenses          157,851    144,241    9.4       468,499      427,757    9.5       635,101     586,915     8.2
  Depreciation and amortization      65,520     61,359    6.8       195,012      182,843    6.7       255,247     241,289     5.8
  Taxes (other than income taxes)    34,576     33,426    3.4       100,492      100,007    0.5       129,765     128,787     0.8
------------------------------------------------------          ------------------------          -----------------------
                                    751,725    640,304   17.4     2,222,347    1,998,928   11.2     2,936,719   2,660,362    10.4
------------------------------------------------------          ------------------------          -----------------------
Operating Income                    164,173    153,168    7.2       492,676      459,707    7.2       662,194     609,100     8.7
Other Income and Deductions          11,152     (1,700)     -         5,390      (36,211)     -        14,412     (53,863)      -
Interest Charges and
  Preferred Dividends                52,140     54,413   (4.2)      155,230      153,290    1.3       208,570     197,383     5.7
------------------------------------------------------          ------------------------          -----------------------
Income Before Income Taxes          123,185     97,055   26.9       342,836      270,206   26.9       468,036     357,854    30.8
Income Taxes                         32,413     33,715   (3.9)      109,322       94,665   15.5       148,576     122,189    21.6
------------------------------------------------------          ------------------------          -----------------------
Income Before Extraordinary Item     90,772     63,340   43.3       233,514      175,541   33.0       319,460     235,665    35.6
Extraordinary Item - U.K.
   Windfall Tax                           -   (110,565)     -             -     (110,565)     -             -    (110,565)      -
------------------------------------------------------          ------------------------          -----------------------
Net Income (Loss)                 $  90,772  $ (47,225)     -   $   233,514  $    64,976      -   $   319,460  $  125,100       -
======================================================          ========================          =======================
Shares of Common Stock Outstanding (thousands):
    End of period                   111,731    104,603    6.8       111,731      104,603    6.8       111,731     104,603     6.8
    Weighted Average                111,606    104,481    6.8       111,320      104,247    6.8       110,113     104,090     5.8
Earnings Per Weighted Average Share
  of Common Stock Outstanding:
   Income before extraordinary item   $0.82      $0.61   34.4         $2.10        $1.68   25.0         $2.90       $2.26    28.3
   Extraordinary item                     -     ($1.06)     -             -       ($1.06)     -             -      ($1.06)      -
------------------------------------------------------          ------------------------          -----------------------
     Net Income (Loss)                $0.82     ($0.45)     -         $2.10        $0.62      -         $2.90       $1.20       -
======================================================          ========================          =======================
